Annual Report

Cover Page

Name of issuer:

Impact Science Education, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: CA

Date of organization: 9/2/2015

Physical address of issuer:

834 Ashbury Ave
El Cerrito CA 94530

Website of issuer:

http://impactscience.co/

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

3

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$80,747.00	$213,321.00
Cash & Cash Equivalents:	$64,486.00	$203,155.00
Accounts Receivable:	$2,094.00	$0.00
Short-term Debt:	$6,378.00	$0.00
Long-term Debt:	$697,250.00	$416,000.00
Revenues/Sales:	$54,070.00	$0.00
Cost of Goods Sold:	$296,226.00	$0.00
Taxes Paid:	$800.00	$800.00
Net Income:	($420,202.00)	($198,737.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Impact Science Education, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Ladie Malek	Business Owner/Publisher	Self	2015
Robin Cooper	Science Teacher/Business Owner	Albany Unified School District	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Ladie Malek	President	2015
Robin Cooper	CFO	2015
Robin Cooper	Secretary	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Robin Cooper	34500.0 Common Stock	29.5
Ladie Malek	34500.0 Common Stock	29.5

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

> Textbook-based learning has been the mainstay of science education for the last 100 years. Administrators in certain districts may be hesitant to use a program that does not use a textbook, and some parents may want to see a textbook. However, we have spoken to dozens of school districts so far, and the majority have expressed a preference for a program that is NOT textbook-based.
>
> The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.
>
> If we are unable to raise all the capital necessary we will need to start out with a smaller sales force until we have enough revenue to hire a larger team. This will limit our revenue growth early on.
>
> This will directly impact the number and frequency of license sales.
>
> Robin Cooper is part-time. As such, it is likely that the company will not make the same progress as it would if that were not the case.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
SAFE	$35,000	$35,000	Yes
SAFE's	$385,000	$385,000	Yes
Common stock	100,000	99900	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	16,000

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	Robin Cooper and Ladie Malek
Amount	$20,000.00
Outstanding principal plus interest	$23,397.00 as of 11/17/17
Interest rate	4.0% per annum
Maturity date	10/01/19
Current with payments	Yes

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
8/2017	Section 4(a)(2)	SAFE	$385,000	General operations
3/2018	Regulation Crowdfunding	SAFE	$96,262	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Robin Cooper
Amount Invested	$10,000.00
Transaction type	Loan
Issue date	01/01/16
Outstanding principal plus interest	$11,698.00 as of 11/14/17
Interest rate	4.0% per annum
Maturity date	10/01/19
Outstanding	Yes
Current with payments	Yes
Relationship	Founder

Name	Hooshang Malek
Amount Invested	$100,000.00
Transaction type	Safe
Issue date	08/30/17
Relationship	Father

Safe notes with valuation cap of $2.5 million for Friends & Family round ending 8/30/17

3 mil for seed round which is on going

Name	Ladie Malek
Amount Invested	$10,000.00
Transaction type	Loan
Issue date	07/01/16
Outstanding principal plus interest	$11,698.00 as of 11/14/17
Interest rate	4.0% per annum
Maturity date	10/01/19
Outstanding	Yes
Current with payments	Yes
Relationship	Founder

Name	Hooshang Malek
Amount Invested	$100,000.00
Transaction type	Loan
Issue date	12/15/18
Outstanding principal plus interest	$100,750.00 as of 04/02/19
Interest rate	3.0% per annum
Maturity date	12/30/19
Outstanding	Yes
Current with payments	Yes
Relationship	Father

Name	Steve Rasmussen
Amount Invested	$35,000.00
Transaction type	Safe
Issue date	03/02/18
Valuation cap	$3,500,000.00
Relationship	Investor

Name	Ladie Malek
Amount Invested	$25,000.00
Transaction type	Loan
Issue date	12/01/18
Outstanding principal plus interest	$25,188.00 as of 04/02/19
Interest rate	3.0% per annum
Maturity date	12/30/19
Outstanding	Yes
Current with payments	Yes
Relationship	Founder

Name	Robin Cooper
Amount Invested	$25,000.00
Transaction type	Loan
Issue date	12/01/18
Outstanding principal plus interest	$25,188.00 as of 04/02/19
Interest rate	3.0% per annum
Maturity date	12/30/19
Outstanding	Yes
Current with payments	Yes
Relationship	Founder

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

In 2018 we completed the first round of product development, creating two middle school programs for California (to reflect two different ways that middle schools structure their science programs). Both our programs were officially adopted by the California State Board of Education at their meeting in November 2018!

In Fall 2018 we attended 4 science education conferences (2 in California and 2 out of state) to meet our potential customers and present sessions to establish ourselves as a leader in middle school science education. In winter 2019, we have attended over 20 publisher fairs in California to meet with educators and decision-makers and promote our product.

We are currently being considered in over 100 California districts, either as a curriculum to formally pilot next year, or for the purchase of a single-year or multi-year license.

Next school year (2019-2020) promises to be an even bigger sales year as some districts are putting off the decision for another year so that they have more time to compare the available options.

In 2021 and beyond, we plan to expand our market beyond California to the other states that have adopted the Next Generation Science Standards; so far this includes 18 states representing over 50% of the US school age population.

Milestones

Impact Science Education, Inc. was incorporated in the State of California in September 2015.

Since then, we have:

- Completed product development on our 2 middle school science programs
- Been enthusiastically recommended by our state review panels; both our programs passed the rigorous adoption criteria and are currently on the California State Approved Curriculum list for science (as of November 8, 2018)

Historical Results of Operations

Our company was organized in September 2015 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $54,070 compared to the year ended December 31, 2017, when the Company had revenues of $0.
- *Assets.* As of December 31, 2018, the Company had total assets of $80,747, including $64,486 in cash. As of December 31, 2017, the Company had $213,321 in total assets, including $203,155 in cash because we had just brought in more investments and loans.
- *Net Loss.* The Company has had net losses of $420,202 and net losses of $198,737 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively. This was when the bulk of our product development took place, which explains the net loss for that time period.
- *Liabilities.* The Company's liabilities totaled $703,628 for the fiscal year ended December 31, 2018 and $416,000 for the fiscal year ended December 31, 2017. The majority of these are SAFE notes which will convert to equity; the remainder of the liabilities are in the form of loans that need to be paid back. The lenders are mostly friends, family and the founders.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $411,000 in loans ($181,000 from the founders) and $541,250 in SAFEs, including our Wefunder raise of approximately $96,250.

Runway & Short/Mid Term Expenses

Impact Science Education, Inc. cash in hand is $185,384.74, as of April 2019. Over the last three months, revenues have averaged $85,000/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $60,000/month, for an average net margin of $25,000 per month. Most of this revenue was actually additional loans and investments, not from earnings. Our intent is to be profitable in 12 months.

At the end of 2018 our first sales season began. Since we sell primarily to school districts and they make their purchasing decisions in May or June, we have not finalized any sales yet this year. We expect revenue from sales in June/July for this year of $1M or more. This should be sufficient to cover cash flow until our next sales season, which is next January - April. If sales exceed $1M we will be able to start paying off some of our debt.

Sales for next year (2019-2020) and the year after are looking very promising as the majority of districts are waiting another year before making a final decision for this adoption cycle. At that point we will be ready to expand to other states as well.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

https://impactscience.co/reports

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2
- Financials 3

Appendix D: Director & Officer Work History

- Ladie Malek
- Robin Cooper

Appendix E: Supporting Documents



IMPACT SCIENCE EDUCATION

2018 Report

Dear investors,

What a year it's been so far, with the official State Board of Education approval in November 2018 and our first sales season in the new year! Particularly in March, things have really heated up and Impact Science has gotten into the running in more and more districts.

We have done a few things to get our name out there and make this happen:

- Presented at over 20 science publisher fairs in counties across the state, and several key districts

- Sent samples of our two middle school programs to 20 county offices of education across the state to display for teachers in their Learning Resource Display Centers

- Filmed more student/teacher videos showing our program in action and updated our website -- you can see our new videos on the first tab here

- Used email marketing to contact 10,000+ educators and decisions makers across California and captured click-throughs

- Set up hundreds of teachers with free sample units to try out in their classrooms.

- Created a Spanish edition of our programs in response to demand from school districts

Most district decisions will be made in the next couple of months, so we will send you an update again after that. Interestingly, the majority of districts are putting off the decision for another year (or even two), so while that's posing a challenge this year (both for us and for teachers who are still "winging it" without curriculum) it bodes well for next year's sales.

Thank you all for your support in getting us to this point. As always, you are our best promoters. If you talk to a parent or teacher or anyone else involved with education, especially if they aren't satisfied with how science is being taught, please send them the link to our website ImpactScience.Co They can watch the videos on the Our Approach tab, download free lessons and other samples on the Sample Curriculum tab, and contact us through the Contact Us/Meet Us tab.

We would appreciate the word of mouth! We sell to other states too, not just California.

We hope you are all well, and as always please reach out to us with any questions.

We need your help!

As a small company, the biggest thing we need help with is getting the word out! Everyone knows a teacher, a parent, or others involved in some way in education. Let them know that there is an excellent product out there — not a textbook and not an expensive online program — but one that will engage and motivate students. Tell people about us! Encourage them to check out our website at impactscience.co and get in touch if they would like to know more.

Sincerely,

Ladie Malek
Co-Founder and President

Robin Cooper
Co-Founder and Chief Academic Officer

Our Mission

We aim to bring high-quality learning to all science classrooms every day, to unlock every student's potential and curiosity, and help teachers prepare students for college and careers. Right now, only 1 in 3 eighth grade students tests proficient in science. Our goal is for all students to achieve or exceed proficiency with our hands-on science teaching approach. We've launched in California but plan to be in 18 more states by 2019 and an established curriculum option in all 50 states by 2022.

See our full profile

How did we do this year?

Report Card

A-

The Good

We completed not one but two middle school science programs for California

Both our programs were adopted in California, which is no small feat given the stringent requirements for adoption

We presented at 4 science conferences and 20 California county science publisher fairs, starting to build a strong brand.

The Bad

Some early sales we had expected did not materialize as districts chose to wait for the adoption, though it's not required

Many districts are putting off their purchase for an extra year or two, which is unusual and not expected

"Extras" are expected beyond CA requirements, such as Spanish version and online test platform; we are creating them now

2018 At a Glance

January 1 to December 31


$$$$

$54,070
Revenue



-$420,202
Net Loss


IOU!

$6,378
Short Term Debt



$96,262
Raised in 2017



$185,385
Cash on Hand
As of 04/ 2/19

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

In 2018 we completed the first round of product development, creating two middle school programs for California (to reflect two different ways that middle schools structure their science programs). Both our programs were officially adopted by the California State Board of Education at their meeting in November 2018!

In Fall 2018 we attended 4 science education conferences (2 in California and 2 out of state) to meet our potential customers and present sessions to establish ourselves as a leader in middle school science education. In winter 2019, we have attended over 20 publisher fairs in California to meet with educators and decision-makers and promote our product.

We are currently being considered in over 100 California districts, either as a curriculum to formally pilot next year, or for the purchase of a single-year or multi-year license.

Next school year (2019-2020) promises to be an even bigger sales year as some districts are putting off the decision for another year so that they have more time to compare the available options.

In 2021 and beyond, we plan to expand our market beyond California to the other states that have adopted the Next Generation Science Standards; so far this includes 18 states representing over 50% of the US school age population.

Milestones

Impact Science Education, Inc. was incorporated in the State of California in September 2015.

Since then, we have:

- Completed product development on our 2 middle school science programs
- Been enthusiastically recommended by our state review panels; both our programs passed the rigorous adoption criteria and are currently on the California State Approved Curriculum list for science (as of November 8, 2018)

Historical Results of Operations

Our company was organized in September 2015 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $54,070 compared to the year ended December 31, 2017, when the Company had revenues of $0.
- *Assets.* As of December 31, 2018, the Company had total assets of $80,747, including $64,486 in cash. As of December 31, 2017, the Company had $213,321 in total assets, including $203,155 in cash because we had just brought in more investments and loans.
- *Net Loss.* The Company has had net losses of $420,202 and net losses of $198,737 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively. This was when the bulk of our product development took place, which explains the net loss for that time period.
- *Liabilities.* The Company's liabilities totaled $703,628 for the fiscal year ended December 31, 2018 and $416,000 for the fiscal year ended December 31, 2017. The majority of these are SAFE notes which will convert to equity; the remainder of the liabilities are in the form of loans that need to be paid back. The lenders are mostly friends, family and the founders.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $411,000 in loans ($181,000 from the founders) and $541,250 in SAFEs, including our Wefunder raise of approximately $96,250.

Runway & Short/Mid Term Expenses

Impact Science Education, Inc. cash in hand is $185,384.74, as of April 2019. Over the last three months, revenues have averaged $85,000/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $60,000/month, for an average net margin of $25,000 per month. Most of this revenue was actually additional loans and investments, not from earnings. Our intent is to be profitable in 12 months.

At the end of 2018 our first sales season began. Since we sell primarily to school districts and they make their purchasing decisions in May or June, we have not finalized any sales yet this year. We expect revenue from sales in June/July for this year of $1M or more. This should be sufficient to cover cash flow until our next sales season, which is next January - April. If sales exceed $1M we will be able to start paying off some of our debt.

Sales for next year (2019-2020) and the year after are looking very promising as the majority of districts are waiting another year before making a final decision for this adoption cycle. At that point we will be ready to expand to other states as well.

Net Margin: -777%

Gross Margin: -448%

Return on Assets: -520%

Earnings per Share: -$4.21

Revenue per Employee: $18,023

Cash to Assets: 80%

Revenue to Receivables: 2,582%

Debt Ratio: 871%

Impact_Science-GAAP_Financials-2018.pdf

Impact_Science-GAAP_Financials-2017.pdf

Impact_Science_Financial_Statements_-_CPA_Reviewed.pdf

We ❤ Our 80 Investors

Thank You For Believing In Us

Aalap Sharma
Ken Pittman
Craig Vom Lehn
Evan Mikoll
Dale J. Stephens
Suzanna Rush
Rosanna Jeremias
Robert L Hamilton
Danielle James
Francesco Stefani
David Stiehl
Tom Hamilton
Dave Parker and Shari Si...
James Dickow
Barbara Cooper
Cynthia Asprodites
Sean Newman Maroni
Ana Maldonado
Cc Holland
David W. Lowe
Lonnie Moseley
Nicci Nunes
Will Parish
Morris Gelman
Sharon Hunter
Santosh Kumar
Pauline VanBeek
Clyde Martin
Donald L. Jones
Kayvan Malek
Christian Frederick Haus...
Bob & Nancy Parker
Maryam Malek
Linda Laskowski
Shih Chiang Chung
Brian Schlaak
Carla Short
Richard Feldman
Vadiraj Katti
Todd Morrish
Michael Ricksen
Maureen Shea
James Mudd
Aaron Hamlin
David Hanson
Steve Brady
Sachindra Kumar
Bryan Huggins
Lori Potter
William Ferrara
Ben Kaplan
Paul N Erickson
Jessica Gopalakrishnan
Dirk Larsen
Saydeah Howard

Spencer Smith
Kenneth Paulsen
Shaadi & Fabio Settecase
John Wiley
Franklin E. Powers, Jr.
Sharon Leonard
Scott Seehawer
Michael A. Stusser
Jan Capetanopulos Haba...
Sara Lew
Kathy Guarneri And Sher...
Christopher Thomas
Haleh Abbassi
Alicia Dorosin
Leo Y Cheng
Benjamin Hamilton
Maxwell Hamilton
Linda Hamilton
Rhea Irvine
Jonathan Freedman
Linda McPheron
Jaime Fordyce Love
Russell Acker
Swetha Sree VEMPALLI
Melinda Masek

Thank You!

From the Impact Science Education Team



Ladie Malek
Co-Founder and President



Robin Cooper
Co-Founder and Chief Academic Officer



Doug Hamilton
Sales Director
13 years HS teacher, 11 years sales. BA History- UCB, teaching credential-Masters of Ed-Stanford.



Alex Kushner
Outreach Coordinator
B.A in English from St. Mary's.



Mirka Marquez
Product Developer
Former elementary and middle school science teacher.



Linda McPheron

Product Developer and college professor

Teaches entomology, human biology, ecology and other life sciences in colleges throughout Bay Area



Barbara Gottfried

Product Developer

Teacher and published author. BA in Mathematical Economics, Masters in Economics

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Ladie Malek	Business Owner/Publisher @ Self	2015
Robin Cooper	Science Teacher/Business Owner @ Albany Unified School District	2015

Officers

OFFICER	TITLE	JOINED
Ladie Malek	President	2015
Robin Cooper	CFO Secretary	2015

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Robin Cooper	34,500 Common Stock	29.5%
Ladie Malek	34,500 Common Stock	29.5%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
08/2017	$385,000	Safe	Section 4(a)(2)

The use of proceeds is to fund general operations.

Outstanding Debts

LENDER	ISSUED	AMOUNT	OUSTANDING	INTEREST	MATURITY	CURRENT?
Robin Cooper and Ladie Malek		$20,000	$23,397	4.0%	10/01/2019	Yes

Related Party Transactions

Name	Robin Cooper
Amount Invested	$10,000
Transaction type	Loan
Issued	01/01/2016
Outstanding principal plus interest	$11,698 as of 11/2017
Interest	4.0 per annum
Maturity	10/01/2019
Outstanding	Yes
Current with payments	Yes
Relationship	Founder

Name	Hooshang Malek
Amount Invested	$100,000
Transaction type	Safe
Issued	08/30/2017
Discount rate	20.0
Relationship	Father

Safe notes with valuation cap of $2.5 million for Friends & Family round ending 8/30/17

3 mil for seed round which is on going

Name	Ladie Malek
Amount Invested	$10,000
Transaction type	Loan
Issued	07/01/2016
Outstanding principal plus interest	$11,698 as of 11/2017
Interest	4.0 per annum
Maturity	10/01/2019
Outstanding	Yes
Current with payments	Yes
Relationship	Founder

Name	Hooshang Malek
Amount Invested	$100,000
Transaction type	Loan
Issued	12/15/2018
Outstanding principal plus interest	$100,750 as of 04/2019
Interest	3.0 per annum
Maturity	12/30/2019
Outstanding	Yes
Current with payments	Yes
Relationship	Father

Name	Steve Rasmussen
Amount Invested	$35,000
Transaction type	Safe
Issued	03/02/2018
Discount rate	20.0
Valuation cap	$3,500,000
Relationship	Investor

Name	Ladie Malek
Amount Invested	$25,000
Transaction type	Loan
Issued	12/01/2018
Outstanding principal plus interest	$25,188 as of 04/2019
Interest	3.0 per annum
Maturity	12/30/2019
Outstanding	Yes
Current with payments	Yes
Relationship	Founder

Name	Robin Cooper
Amount Invested	$25,000
Transaction type	Loan
Issued	12/01/2018
Outstanding principal plus interest	$25,188 as of 04/2019
Interest	3.0 per annum
Maturity	12/30/2019
Outstanding	Yes
Current with payments	Yes
Relationship	Founder

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Safe	$35,000	$35,000	Yes
Safe's	$385,000	$385,000	Yes
Common Stock	100,000	99,900	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	16,000

Risks

Robin Cooper is part-time. As such, it is likely that the company will not make the same progress as it would if that were not the case.

If we are unable to raise all the capital necessary we will need to start out with a smaller sales force until we have enough revenue to hire a larger team. This will limit our revenue growth early on.

This will directly impact the number and frequency of license sales.

Textbook-based learning has been the mainstay of science education for the last 100 years. Administrators in certain districts may be hesitant to use a program that does not use a textbook, and some parents may want to see a textbook. However, we have spoken to dozens of school districts so far, and the majority have expressed a preference for a program that is NOT textbook-based.

The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

<u>Restrictions on Transfer</u>

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of shares of Common Stock .

As discussed in Question 13, when we engage in an offering of equity interests involving Common Stock , Investors may receive a number of shares of Common Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Common Stock being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.

Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Common Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Common Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations;

- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

Impact Science Education, Inc.

- California Corporation
- Organized September 2015
- 3 employees

834 Ashbury Ave
El Cerrito CA 94530

http://impactscience.co/

Business Description

Refer to the Impact Science Education profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

Impact Science Education is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

Say Hello

Questions? Ideas? Love Letters?

Say something nice....

SUBMIT COMMENT



You're pretty neat.

You're the first one here!
Early people don't usually get a prize, so here's a love letter from us.



Ladie Malek

President at Impact Science Education

Impact Science Education • Stanford University

San Francisco Bay Area • 392

Send InMail

STEM education consultant with math and science classroom teaching experience, degrees in engineering and education, and content expertise in science, technology, engineering, and mathematics.

Specialties: Facilitation and training, project management, product development, curriculum development, instructional design

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Ladie's Articles

398 followers

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be informed

Impact Science Education is looking for science curriculum developers

Ladie Malek on LinkedIn

May 19, 2017



Looking for a summer publishing intern

Ladie Malek on LinkedIn

April 21, 2016

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Experience

President and Founder

Impact Science Education

Jun 2015 – Present • 2 yrs 6 mos

El Cerrito, CA

As a classroom teacher, I often wrote my own math and science lessons weaving in applications from everyday life and engineering. Since leaving the classroom, I've worked to create great curriculum that teachers everywhere can use to inspire and engage their students.

My current focus is working with teachers to successfully implement the Next Generation Science Standards. At Impact Science Education, we are developing exemplary NGSS units that are rich in engineering design and emphasize the cross-cutting concepts of science. We also partner with schools and districts to support their teachers as they transition to the new science standards.

For more information visit ImpactScience.co

Media (1)



Impact Science: Home

STEM Content Developer
Self-employed
2010 – Present • 7 yrs

Developing great STEM content for K-12 classrooms is my passion. My portfolio includes online courses, well-regarded science and math textbooks for high school, and an innovative STEM program for K-8. See links below for some of these courses and textbooks.

Media (4) 〈 Previous Next 〉

Testimonials for Living By Chemistry

IT'S ABOUT TIME™
YOUR PARTNER IN STEM EDUCATION

Engineering the Future™

Participant
Haas School of Business - iCorps Program
2016 – 2016 • less than a year
Berkeley, CA

Digital Content Manager
Pearson Education
May 2012 – Feb 2015 • 2 yrs 10 mos
San Francisco Bay Area

Hired and trained a team of 25 digital content editors who managed the digitization of a full Common Core math curriculum for iPad and other tablet devices.

Media (1)

Introducing the Pearson System of Courses | Pearson System of Courses

STEM Content Developer
Pearson Education
Mar 2010 – Jun 2011 • 1 yr 4 mos

Developed first of its kind STEM solution for elementary and middle grades, combining science, technology, engineering, and mathematics education into engaging and user-friendly units for grades K-8.

Media (1)


today's students
tomorrow's innovators
PROJECT
STEM

pearsonschool.com: Project STEM

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Education

Stanford University
MA, Education
1990 – 1991

UCLA
BS, Civil Engineering
1985 – 1989

Featured Skills & Endorsements

Content Develop... · 42
Endorsed by **Victoria Porras and 2 others who are highly skilled at this**
Endorsed by **11 of Ladie's colleagues at Pearson**

Publishing · 30
Endorsed by **Michael Lipkin, who is highly skilled at this**
Endorsed by **9 of Ladie's colleagues at Pearson**

Instructional Design · 21
Endorsed by **Jeffrey Dowling, who is highly skilled at this**
Endorsed by **5 of Ladie's colleagues at Pearson**

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Recommendations

Received (4) Given (2)



Jeffrey Dowling
Sponsoring Editor – Physical Sciences at Bedford, Freeman & Worth Publishing Group
September 27, 2012, Jeffrey reported directly to Ladie

If you are seeking to hire an intelligent, creative, seasoned publishing professional with a great sense of humor, then look no further. I worked with Ladie at Key Curriculum Press to develop a first edition, full scale, inquiry-based high school chemistry curriculum. Ladie's project management, editorial, and leadership abilities are an asset to any publishing endeavor. She works calmly and steadily under the pressure of aggressive deadlines and solves any problems that arise in the process. I would definitely appreciate the opportunity to work with Ladie again.

George Jacobson
Formerly Associate Editor-Activities at Pearson Scott Foresman
March 16, 2012, George worked with Ladie but at different companies

Ladie and I worked together on the Pearson: Project STEM workbooks. From the initial ideation process to the final execution of the product, Ladie was a valuable counterpoint for us to bounce ideas off of and would provide measured and well-thought out ideas that I believe improved the overall quality of the product. I found her to be very professional and approachable when concerns or issues came up throughout the product development. Her problem solving throughout the project helped to keep it moving forward as well as keep it focused on the student's experience.

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Interests

STEM Connections for K-12 Educat...
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MA STEM education
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Stanford University
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Stanford University
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Book Industry Study Group
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University of California, Los Angeles
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Robin Cooper

Science Teacher at Albany Middle School

Albany Middle School • San Francisco State University

El Cerrito, California • 55

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Experience

Science Teacher
Albany Middle School
2000 – Present • 17 yrs
Albany, CA

Teacher
South Elementary School
1998 – 2000 • 2 yrs
Hillsborough, CA

Science Teacher
Ralston Middle School
1994 – 1998 • 4 yrs
Belmont, CA

Education

San Francisco State University
Teaching Credential, Science
1993 – 1994

Single Subject Credential, Life Science
Chemistry Supplement

Vassar College
Bachelor's degree, Biology
1988 – 1992

Featured Skills & Endorsements

Teaching · 3 — **Richard Dawkins and 2 connections** have given endorsements for this skill

Science · 3 — **Richard Dawkins and 2 connections** have given endorsements for this skill

Lesson Planning · 3 — **Richard Dawkins and 2 connections** have given endorsements for this skill

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Accomplishments

1 Certification
CLAD Certification

Interests

San Francisco State University
202,176 followers

Vassar College
24,554 followers

Vassar College
25,768 followers

San Francisco State University
190,885 followers